Exhibit 99.1

400 Oser Ave Hauppauge, NY 11788	Contact: Thomas Salerno, CEO 631-231-0333 tsalerno@tsrconsulting.com

TSR Inc. Settles Litigation With Former CEO Christopher Hughes

October 5, 2021, NEW YORK, NY – TSR, Inc. (NASDAQ TSRI) announced today that it has settled litigation brought by its former CEO, Christopher Hughes, through mediation.

“We believed it was in the best interests of the Company to resolve the matter so TSR could move forward with its business,” said Bradley M. Tirpak, Chairman of TSR Inc.  “We were hopeful that mediation would lead to an agreement and are pleased that it has.  The settlement eliminates the risk of costly litigation and allows us to focus on continuing to grow the Company.”

“We wish Mr. Hughes continued success in his future endeavors and thank him for his 34 years of dedicated service to the Company.”

Mr. Hughes commented, “Settling this matter at this time through mediation enables me to avoid protracted, time consuming and costly litigation.”

The Company will file a Form 8-K with further details regarding this settlement at www.sec.gov.

Certain statements contained herein, including statements as to the Company’s plans, future prospects and future cash flow requirements are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to, the following: the statements concerning the success of the Company’s plan for growth, both internal and through the previously announced pursuit of suitable acquisition candidates; the successful integration of announced acquisitions and any anticipated benefits therefrom; the impact of adverse economic conditions on client spending which have a negative impact on the Company’s business, which includes, but is not limited to, the current adverse economic conditions associated with the COVID-19 global health pandemic and the associated financial crisis, stay-at-home and other orders; risks relating to the competitive nature of the markets for contract computer programming services; the extent to which market conditions for the Company’s contract computer programming services will continue to adversely affect the Company’s business; the concentration of the Company’s business with certain customers; uncertainty as to the Company’s ability to maintain its relations with existing customers and expand its business; the impact of changes in the industry such as the use of vendor management companies in connection with the consultant procurement process; the increase in customers moving IT operations offshore; the Company’s ability to adapt to changing market conditions; the risks, uncertainties and expense of the legal proceedings to which the Company is a party; and other risks and uncertainties described in the Company’s filings under the Securities Exchange Act of 1934. The Company is under no obligation to publicly update or revise forward-looking statements.